Exhibit 5.2

November 17, 2025

APTORUM GROUP LIMITED

17 Hanover Square

London W1S 1BN, United Kingdom

Ladies and Gentlemen:

We have acted as U.S. securities counsel to Aptorum Group Limited, a Cayman Islands exempted company (the “Company”) in connection with the Registration Statement on Form F-1 filed with the U.S. Securities and Exchange Commission (the “Commission”) on November 17, 2025, (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), to register the resale, from time to time, the selling security holders named therein of up to 2,060,000 shares of its Class A Ordinary Shares, par value of $0.00001 each (the “Class A Ordinary Shares”), issuable upon the exercise of (i) Ordinary Share Purchase Warrants to purchase up to 2,000,000 Class A Ordinary Shares (“Investor Warrant Shares”) at an original exercise price of $2.00 per share, subject to adjustment (the “October 2025 Warrants”), issued by us to certain accredited investors on October 14, 2025 in a concurrent private placement and registered direct transaction pursuant to a securities purchase agreement, dated as of October 10, 2025 (the “Purchase Agreement”) and (ii) placement agent ordinary share purchase warrants (the “Placement Agent Warrants,” together with the October 2025 Warrants, the “2025 Warrants”) to purchase an aggregate of 60,000 Class A Ordinary Shares (the “Placement Agent Warrant Shares,” together with the Investor Warrant Shares, the “(the “Securities”), issued to H.C. Wainwright & Co., LLC, as exclusive placement agent (the “Placement Agent”), at an exercise price of $2.50 per share.

In connection with this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and prospectus included therein (the “Prospectus”), of such records of the Company and such agreements, certificates and statements of public officials, certificates of officers or representatives of the Company, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of all originals of such latter documents. In making our examination of the documents executed by the parties, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. Except as expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of facts material to the opinions expressed herein and no inference as to our knowledge concerning such facts should be drawn from the fact that such representation has been relied upon by us in connection with the preparation and delivery of this opinion. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others, in each case as we have deemed relevant and appropriate. We have not independently verified the facts so relied on.

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This opinion is limited to the laws of the State of New York and United States federal law as in effect on the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein. We express no opinion with respect to the applicability to, or the effect on, the subject transaction of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state other than the State of New York. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof, and we express no opinion as to compliance with any federal or other state law, rule or regulation relating to securities, or to the sale or issuance thereof. Various matters concerning the laws of the Cayman Islands with respect to the 2025 Warrants and Securities are address in the opinion of Campbells, Cayman counsel to the Company, which has been separately provided to you.

Based on the foregoing, and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that when the 2025 Warrants have been duly executed and delivered by the Company against payment of the consideration therefor, such Warrants will constitute binding obligations of the Company, enforceable against the Company in accordance with their terms, except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under federal and state securities laws, and (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

We express no opinion as to the enforceability of (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a state court of the State of New York, (ii) waivers by the Company of any statutory or constitutional rights or remedies, or (iii) terms which excuse any person or entity from liability for, or require the Company to indemnify such person or entity against, such person’s or entity’s negligence or willful misconduct. We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

We consent to the filing of this opinion as an exhibit to the Registration Statement, the discussion of this opinion in the Registration Statement and to the references to our firm in the Registration Statement and the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Act.

Very truly yours,

/s/ Hunter Taubman Fischer & Li
HUNTER TAUBMAN FISCHER & LI LLC

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